Exhibit (a)(1)(J)

Liquidity Partners Trust I announces an extension of the tender offer for InvenTrust Properties Corp.

Milwaukee, WI--(Marketwired - December 1, 2017) – Liquidity Partners Trust I has extended the expiration date of the offer from December 1, 2017 to December 22, 2017 and filed an Amended Offer to Purchase with the U.S. Securities and Exchange Commission. As of the date hereof, 27,159.735 Shares have been tendered by Shareholders and not withdrawn, representing approximately 0.00351% of the outstanding Shares.

Shareholders should read the Amended Offer to Purchase filed with the Securities and Exchange Commission on December 1, 2017, and related materials carefully because they contain important information. Shareholders may obtain a free copy of the Amended Tender Offer statements on Amendment No. 1 to Schedule TO; the Amended Offer to Purchase; the Letter to Shareholders; and the Amended Transfer Agreement; including other documents the Trust has filed with the U.S. Securities and Exchange Commission at the website, www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, at Liquidity Partners’ offering website, www.cfxtender.com/inventrust. Interested shareholders may also call the toll-free number: 646-883-2396.